Exhibit 1

CEMEX to improve its portfolio in Europe

August, 28 2013

Forward looking information

This presentation contains certain forward-looking statements and information relating to CEMEX, S.A.B. de C.V. and its subsidiaries (collectively, “CEMEX”) that are based on its knowledge of present facts, expectations and projections, circumstances and assumptions about future events. There can be no assurance that the transactions described herein will be completed as currently contemplated, or at all. Many factors could cause the actual results, performance or achievements of CEMEX to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, not receiving the required regulator and creditor approvals required to enter into the transactions herein disclosed, changes in general economic, political, governmental, and business conditions globallyand in thecountries inwhich CEMEX operates, CEMEX’s ability tocomply with the terms and obligations of the facilities agreement entered into with major creditors and other debt agreements, CEMEX’s ability to achieve anticipated cost savings, changes in interest rates, changes in inflation rates, changes in exchange rates, the cyclical activity of the construction sector generally, changes in cement demand and prices, CEMEX’s ability to benefit from government economic stimulus plans, changes in raw material and energy prices, changes in business strategy, changes in the prevailing regulatory framework, natural disasters and other unforeseen events and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or targeted. Forward-looking statements are made as of the date hereof, and CEMEX does not intend, nor is it obligated, to update these forward-looking statements, whether as a result of new information, future events or otherwise.

Copyright CEMEX, S.A.B. de C.V. and its subsidiaries.

Transaction Rationale

CEMEX announces a series of transactions that will improve its strategic footprint in Europe

Transactions are expected to generate synergies that will result in a recurring improvement in EBITDA of about US$20 million to US$30 million, beginning to be realized in 2014

Transactions in line with strategy to continuously improve our asset base to improve our returns

Expect to enhance return on capital employed by optimizing portfolio of assets and extracting synergies

Closing expected during fourth quarter of 2013, subject to due diligence and obtaining approvals from competition authorities and creditors

Transactions Overview

CEMEX to acquire all of Holcim’s Czech Republic operations, consisting of one cement plant (capacity: 1.1M tons of cement / 0.9M tons of clinker), 17 ready mix plants and 4 aggregates quarries

Holcim to acquire CEMEX’s operations in western Germany, consisting of one cement plant and 2 grinding mills (capacity: 2.5M tons of cement / 0.9M tons of clinker), 1 slag granulator, 79 ready mix plants and 22 aggregates quarries

CEMEX to maintain current presence in eastern, northern and southern Germany, which represent a significant portion of current exposure

CEMEX and Holcim to combine assets in Spain; CEMEX to have a controlling interest of 75% in the combined assets

In connection with these transactions, CEMEX to receive cash payment of EUR 70 million from Holcim

Rebalancing our portfolio in Central Europe into a higher value-added regional network

Creating a strategic operating cluster in Central Europe to achieve better asset utilization and economies of scale

Achieving vertical integration in the Czech Republic with the addition of Holcim’s production facilities to our existing footprint

Optimizing capacity, logistics, and overhead due to greater proximity of acquired assets to other CEMEX facilities in Germany and Poland

The Czech Republic is an attractive cement market with positive economic outlook

Maintaining significant presence in eastern, northern and southern Germany

Cement plant Grinding mill

Holcim to acquire CEMEX

CEMEX’s operations

Holcim

in western Germany

CEMEX to acquire Holcim’s Czech Republic operations

Only cement production and grinding mills are shown in map for presentation purposes

Combining assets in Spain to improve profitability

CEMEX and Holcim to combine entire cement, ready-mix and aggregates operations in Spain

CEMEX to have control and management of combined entity with 75% interest

Transaction expected to result in more efficient use of resources, translating into higher return on capital employed, as well as an improved position in our core businesses

CEMEX HOLCIM

Cement plants 6 3 Cement capacity 9.4 M tons 3.5 M tons Grinding mills 2 1 Ready-Mix plants 63 57 Aggregates quarries 30 30

Cement plant Grinding mill

CEMEX Only cement production and grinding mills are Holcim shown in map for presentation purposes

Transaction timeline

Announcement August 28, 2013

Filings with regulatory authorities Aug / Sep 2013

Expected approvals of transaction Fourth Quarter 2013

Expected closing of the transaction Fourth Quarter 2013

CEMEX to improve its portfolio in Europe

August, 28 2013